EXHIBIT 99.1

Press Release

Network-1 Expands to Life Sciences Investment

Investment of up to $5 Million In ILiAD Biotechnologies, LLC
For the Development and Monetization of its Patented Technology

New York, New York-December 19, 2018 - Network-1 Technologies, Inc. (NYSE American: NTIP), a company engaged in the development, licensing and protection of its intellectual property, announced today that it agreed to make an investment of up to $5 million in ILiAD Biotechnologies, LLC, a privately held, clinical stage biotechnology company dedicated to the prevention and treatment of human disease caused by Bordetella pertussis.
ILiAD Biotechnologies is developing key technologies and working with leading scientists to investigate the impact of Bordetella pertussis in a range of human disease and is currently focused on validating its proprietary intranasal vaccine, BPZE1, in human clinical trials for the prevention of Pertussis (whooping cough).  Pertussis is a life-threatening disease caused by the highly contagious respiratory bacterium Bordetella pertussis. According to U.S. Centers for Disease Control and Prevention, each year pertussis affects approximately 16 million people globally, accounting for nearly 200,000 deaths.
BPZE1 is an advanced next generation pertussis vaccine, designed to overcome deficiencies of current vaccines, including inadequate efficacy and duration of immunity, and failure to prevent nasal-passage based Bordetella pertussis infections that lead to transmission to vulnerable infants. Current vaccines have been found to be inadequate in curbing recent epidemics, highlighting the need for an improved vaccine against Bordetella pertussis.
Earlier this year, the FDA cleared the Investigational New Drug (IND) application for a Phase 2a BPZE1 study, currently underway at the Vanderbilt Vaccine and Treatment Evaluation Unit (VTEU), which is being sponsored by the National Institute of Allergy and Infectious Disease (NIAID) at the National Institute of Health (NIH).  BPZE1 has previously successfully demonstrated safety and immunological responses in Phase 1 trials at Karolinska University Hospital in Stockholm, Sweden. BPZE1 was developed in the lab of Camille Locht, PhD, at the Institut Pasteur de Lille (IPL) and French National Institute of Health and Medical research (Inserm) with whom ILiAD is working with and pursuant to which ILiAD holds exclusive global rights to BPZE1 and related B-Tech™ technologies that are covered by 34 issued patents. An additional 24 patents are pending around the world.

The investment by Network-1 is part of a total financing of up to $20 million of a Class C financing of ILiAD, consisting of two tranches.  Network-1 has made an initial investment of $2.5 million and is obligated to invest an additional $2.5 million upon ILiAD receiving, on or before December 31, 2019, an "allowed-to-proceed" notification from the FDA for a multicenter Phase 2b clinical study that will compare ILiAD's lead candidate vaccine, BPZE1, to Boostrix™, an FDA-licensed intramuscular acellular pertussis vaccine. Following completion of the Class C financing (depending upon the amount of funds raised up to $20 million and assuming completion of the second tranche), Network-1 will own approximately 9.0% - 11.0% of the outstanding membership units of ILiAD.

As part of the financing, Corey Horowitz, Chairman and CEO of Network-1, will join ILiAD's Board. "I am very excited at the prospect of participating in the development and commercialization of ILiAD's proprietary technology and intellectual property relating to BPZE1," commented Mr. Horowitz. "ILiAD's work to date is truly impressive and BPZE1's promise in protecting against B. Pertussis infection, as well as on a wide range of other chronic diseases, presents very significant commercialization possibilities," he added. "Investing our resources in developing and commercializing important intellectual property assets furthers our strategy of generating significant licensing revenue from such assets."

"This financing not only provides ILiAD with critical resources to advance our pertussis vaccine program, but also expands our ability to explore the relationship between B. pertussis and other chronic pathologies," said Dr. Keith Rubin, Chief Executive Officer of ILiAD.  Dr. Rubin added, "We are grateful that Network-1 and other investors share ILiAD's vision and commitment to put an end to escalating rates of pertussis disease, while also appreciating the enormous potential for our B-Tech™ platform to target a broad range of human disease."

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns sixty-two (62) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1's strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $143,000,000 from May 2007 through September 30, 2018. Network-1 has achieved licensing and other revenue of $47,150,000 through September 30, 2018 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, including, among others, the continued material adverse effect on Network-1's business, results of operation and cash-flow if the District Court order confirming the HP jury verdict finding of non-infringement is not reversed by the Federal Circuit Court of Appeals, the risk that Network-1 will not continue to receive material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as its investment in ILiAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.